                                                                   EXHIBIT 10.16

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                            ASSET PURCHASE AGREEMENT


                                     among:

                         Exelixis Pharmaceuticals, Inc.
                            a Delaware corporation;


                                  MetaXen LLC
                     a Delaware limited liability company;

                                      And

                                Xenova Group plc
               a corporation organized under the laws of England.



                               -----------------
                           Dated as of July 11, 1999

                               -----------------


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

                               Table Of Contents


                                                                                                                                Page
1.   Purchase and Sale of Assets; Assumption of Liabilities; Related Agreements...............................................   1
     1.1  Assets to be Transferred............................................................................................   1
     1.2  MetaXen Employees...................................................................................................   2
     1.3  Know-How License Grant..............................................................................................   3
     1.4  Right of Negotiation................................................................................................   3
     1.5  Lilly Contract......................................................................................................   3
     1.6  Assignment and Assumption Agreement and Consent between and among
          Purchaser, Seller; Refund of Deposits Under Subleases...............................................................   4
     1.7  Liabilities to be Assumed...........................................................................................   4
     1.8  Liabilities Not to be Assumed.......................................................................................   4
     1.9  Cash Payments and Adjustments at Closing............................................................................   4
     1.10 Further Action......................................................................................................   5
     1.11 Closing.............................................................................................................   5
2.   Representations and Warranties of Seller and Xenova......................................................................   5
     2.1  Due Organization....................................................................................................   5
     2.2  Title to Assets.....................................................................................................   6
     2.3  Contracts...........................................................................................................   6
     2.4  Proceedings; Orders.................................................................................................   7
     2.5  Authority; Binding Nature of Agreements.............................................................................   7
     2.6  Non-Contravention; Consents.........................................................................................   7
     2.7  Brokers.............................................................................................................   8
     2.8  Creditors...........................................................................................................   8
     2.9  Tax Returns and Payments............................................................................................   8
     2.10 Ability.............................................................................................................   8
     2.11 Full Disclosure.....................................................................................................   9
     2.12 Environmental Waste.................................................................................................   9
     2.13 Discrimination Claims...............................................................................................   9
     2.14 Labor Relations.....................................................................................................   9
3.   Representations and Warranties of Xenova.................................................................................   9

                                      i.

                               Table Of Contents
                                  (continued)

                                                                                                                                Page
     3.1  Authority of Xenova; Binding Nature of Agreements....................................................................   9
     3.2  Non-Contravention; Consents.........................................................................................  10
     3.3  Ability.............................................................................................................  10
4.   Representations and Warranties of Purchaser..............................................................................  11
     4.1  Due Organization....................................................................................................  11
     4.2  Authority; Binding Nature of Agreement..............................................................................  11
     4.3  Non-Contravention; Consents.........................................................................................  11
5.   Additional Covenants of the Parties......................................................................................  12
     5.1  Further Assurances..................................................................................................  12
6.   Pre-Closing Covenants of the Seller......................................................................................  12
     6.1  Access And Investigation............................................................................................  12
     6.2  Operation Of Business...............................................................................................  13
     6.3  Filings and Consents................................................................................................  14
     6.4  Compliance with Environmental Laws..................................................................................  14
     6.5  Notification; Updates to Disclosure Schedule........................................................................  14
     6.6  No Negotiation......................................................................................................  15
     6.7  Best Efforts........................................................................................................  15
     6.8  Confidentiality.....................................................................................................  15
     7.1  Best Efforts........................................................................................................  15
     7.2  Employment Offers...................................................................................................  15
     7.3  Interference With Seller's Business.................................................................................  15
     7.4  Confidentiality.....................................................................................................  16
     7.5  Filings and Consents................................................................................................  16
8.   Conditions Precedent to the Purchaser's Obligation to Close..............................................................  16
     8.1  Accuracy Of Representations.........................................................................................  16
     8.2  Performance Of Obligations..........................................................................................  16
     8.3  Consents............................................................................................................  17
     8.4  No Material Adverse Change..........................................................................................  17
     8.5  Additional Documents................................................................................................  17
     8.6  No Proceedings......................................................................................................  17

                                      ii.

                               Table Of Contents
                                  (continued)

                                                                                                                               Page
     8.7   No Prohibition......................................................................................................  17
9.   Conditions Precedent to the Seller's Obligation to Close.................................................................  17
     9.1   Accuracy Of Representations.........................................................................................  18
     9.2   Purchaser's Performance.............................................................................................  18
10.  Indemnification, Etc.....................................................................................................  18
     10.1  Survival of Representations and Covenants..........................................................................  18
     10.2  Indemnification by Xenova..........................................................................................  19
           (b)    Nonexclusivity of Indemnification Remedies..................................................................  20
     10.3  Indemnification Procedures; Defense of Third Party Claims..........................................................  20
     10.4  Exercise of Remedies by Indemnitees Other Than Purchaser...........................................................  21
     10.5  Indemnification by Purchaser.......................................................................................  21
           (b)    Nonexclusivity of Indemnification Remedies..................................................................  21
     10.6  Indemnification Procedures; Defense of Third Party Claims..........................................................  22
11.  Miscellaneous Provisions.................................................................................................  23
     11.1  Further Assurances.................................................................................................  23
     11.2  Payment of all Federal and State Taxes due on Sale of Assets by Seller.............................................  23
     11.3  Fees and Expenses..................................................................................................  23
     11.4  Attorneys' Fees....................................................................................................  23
     11.5  Notices............................................................................................................  23
     11.6  Publicity..........................................................................................................  25
     11.7  Time of the Essence................................................................................................  25
     11.8  Headings...........................................................................................................  25
     11.9  Counterparts.......................................................................................................  26
     11.10 Governing Law; Dispute Resolution..................................................................................  26
     11.11 Successors and Assigns; Assignment.................................................................................  26
     11.12 Waiver.............................................................................................................  27

                                     iii.

                               Table Of contents
                                  (continued)

                                                                                                                              Page
11.13  Amendments............................................................................................................  27
11.14  Severability..........................................................................................................  27
11.15  Parties in Interest...................................................................................................  27
11.16  Entire Agreement......................................................................................................  27
11.17  Construction..........................................................................................................  27

                                      iv.

                                    EXHIBITS

Exhibit A:  Employees

Exhibit B:  Certain Definitions

Exhibit C:  Assignment and Assumption Agreement and Consent

Exhibit D:  Form of Opinion (Seller's Counsel)

Exhibit E:  Form of Opinion (Xenova's Counsel)

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into as of July 11, 1999 (the "Effective Date"), by and between Exelixis Pharmaceuticals, Inc., a Delaware corporation ("Purchaser"), Xenova Group plc, a corporation organized under the laws of England ("Xenova") and MetaXen LLC, a Delaware limited liability company and majority-owned subsidiary of Xenova ("Seller"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                   Recitals

          A. Seller is engaged and has been engaged in the business of providing customized scientific research services in connection with the design and synthesis of pharmaceuticals (Seller's activities and operations being herein referred to as the "Business").

          B. Seller, together with its parent company, Xenova, have been engaged in performing collaborative research pursuant to an agreement with Eli Lilly & Co. (the "Lilly Contract" as hereinafter defined).

          C. Seller and Xenova desire to sell and assign to Purchaser certain of the assets used in Seller's business, to have Purchaser assume certain of Seller's liabilities from such business, and to have Purchaser perform certain services on Seller's behalf under the Lilly Contract.

          D. Purchaser desires to purchase such assets and assume such from Seller, and perform certain responsibilities on a subcontractor basis for Seller under Seller's agreement with Lilly, on the terms set forth herein.

                                   Agreement

          Purchaser, Seller and Xenova, intending to be legally bound, agree as follows:

     1.   Purchase and Sale of Assets; Assumption of Liabilities; Related
     Agreements

          1.1 Assets to be Transferred. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall, and Xenova shall cause Seller to, sell, transfer, convey, assign, grant and deliver to Purchaser, and Purchaser shall purchase, acquire and receive, the following properties, rights, claims and assets used in the
Business:

               (a) Equipment. All equipment and other assets subject to (i) the Loan and Security Agreement between MMC/GATX Partnership No.1 and Seller dated July 31, 1997 (the "MMC Agreement"), which equipment and other assets are identified in Part 1.1(a)(i) of the Disclosure Schedule, (ii) the Master Lease Agreement between Comdisco and Seller dated July 24, 1997 (the "Comdisco Agreement"), which equipment and other assets are identified in Part 1.1(a)(ii) of the Disclosure Schedule (the "Equipment") and such additional equipment and other assets owned by Seller as are identified on Part 1.1(a)(iii) of the Disclosure Schedule.

               (b) Contracts. All of Seller's rights under the Seller Contracts listed in Part 1.1(b) of the Disclosure Schedule (the "Assumed Contracts").

               (c) Inventory. All research supplies and such other assets used in the conduct of Seller's research and development activities (other than the Equipment) as are listed on Part 1.1(c) of the Disclosure Schedule (the "Inventory").

               (d) Prepaid Expenses. All of Seller's rights under purchase orders or contracts for the prepaid items and services listed on Part 1.1(d) of the Disclosure Schedule (the "Prepaid Expenses").

All of the foregoing assets are hereinafter collectively referred to as the "Purchased Assets."

All other assets of Seller including, without limitation, proprietary rights of Seller, Xenova and any third party; accounts receivable; equipment; and other tangible and intangible personal property, remain the property of Seller and are not subject to this Agreement. The parties agree that the removal of such of assets from the premises described in Section 1.6, including without limitation, proprietary software, data, databases, and other proprietary or otherwise confidential information, shall be the responsibility of Seller. Without limiting the foregoing, certain files, records, data or other assets which are required for Purchaser to perform its obligations under any subcontract it may enter into with respect to the Lilly Contract as provided in Section 1.5 ("Lilly-Related Materials") shall not be removed from Purchaser's premises until the end of Purchaser's transitional responsibilities, if any, under any such subcontract. During Purchaser's transitional responsibilities under any such subcontract, Purchaser shall cooperate with Seller to use commercially reasonable efforts to segregate or otherwise limit access to any Lilly-Related Materials as necessary to meet any confidentiality and nondisclosure obligations that Seller may have under or relating to the Lilly Contract.

          1.2 MetaXen Employees. On or promptly following the Effective Date, in connection with Purchaser's acquisition of the Purchased Assets pursuant to this Agreement, Purchaser shall extend employment offers to all Seller employees set forth on Exhibit A (the "Employees"). Such offers shall be for employment "at-will" on terms and conditions to be negotiated between Purchaser and such employees, including without limitation appropriate equity and cash compensation and benefits packages that when taken as a whole are no less favorable to such employees than those provided by Seller to such employees. Xenova and Seller shall use their Best Efforts to avoid the loss of any employees during the PreClosing Period. If the Closing is delayed until after July 30, 1999 pursuant to Section 1.11 then Xenova and Seller will use Best Efforts to transfer Employees not involved in the performance of research and development activities pursuant to the Lilly Contract to Purchaser during the Pre-Closing Period, and shall take all actions necessary to enable the transfer of any such Employees that are performing research and development activities under the Lilly Contract to Purchaser promptly after the first to occur of (i) the execution of a subcontract agreement between Seller and Purchaser as set forth in Section 1.5 and the concurrence therein by Lilly, and (ii) the completion of each such Employee's research and development obligations under the Lilly Contract (with the transfer of all Employees accepting Purchaser's offer of employment to occur no later than September 30, 1999). The parties shall cooperate to achieve a smooth transition for such employees to Purchaser after the Closing Date.

          1.3 Know-How License Grant. The parties acknowledge that in the course of conducting lead discovery work for Seller, the Employees learned certain skills that may be covered by Seller's intellectual property rights and that such Employees are likely to retain such skills. Seller hereby grants to Purchaser a perpetual, nonexclusive, royalty-free, sublicensable license under Seller's know-how to continue to practice methods of utilizing equipment, running tests or performing assays. Subject to Sections 1.4 and 1.5, such license shall specifically exclude (i) any rights to practice any patents or to use any software owned by Seller and (ii) any rights to Seller's proprietary software, data, databases, or Seller's proprietary equipment, tests or assays related to ADME, plasminogen activator inhibitor, multidrug resistance, the performance of the Lilly Contract or other of Seller's and Xenova's proprietary assays, and (iii) any of Seller's and Xenova's proprietary predictive modeling technologies. ("Retained IP") However, Purchaser may obtain rights under Retained IP relating to (i) software, (ii) proprietary equipment, tests or assays related to ADME, and (iii) predictive modeling technologies ("Licensable IP") by exercising its right of negotiation provided in Section 1.4 and, to the extent the parties satisfactorily negotiate same, entering into a separate agreement with Seller governing such a license.

          1.4  Right of Negotiation.  If at any time within one hundred eighty
(180) days after the Closing, Purchaser desires to obtain a nonexclusive license under Seller's Licensable IP, then it shall so notify Seller in writing. The parties shall during the sixty (60) day period following Seller's receipt of such notice from Purchaser discuss in good faith the terms and conditions under which Seller shall grant such a license to Purchaser, which terms and conditions shall be no less favorable than the terms and conditions granted by Seller to any other third party licensee.

          1.5 Lilly Contract. As additional consideration for the Purchased Assets and the proposed employment of the Employees, Purchaser agrees to enter into an agreement with Seller and Xenova whereunder Purchaser shall agree act as a subcontractor to Seller to perform Seller's obligations under the research program being conducted pursuant to the Research and License Agreement between Seller, Xenova and Eli Lilly and Company ("Lilly") dated February 16, 1998 (the "Lilly Contract") until October 1, 1999, or such earlier date as the parties and Lilly may agree. Such agreement shall provide for Purchaser to use all commercially reasonable efforts to perform Seller's obligations under the Lilly Contract, including, without limitation, the application of all assets, equipment and employees of Seller which have previously been applied to such tasks. Such agreement shall also provide for (i) Seller to grant to Purchaser any intellectual property licenses necessary to perform such activities under the Lilly Contract solely for the purpose of conducting such activities for Lilly, (ii) Seller to pay to Purchaser a portion of all research support payments due to Seller pursuant to Section 1.2 from Lilly for Purchaser's performance of research and development work under the Lilly Contract on a subcontract basis (with Seller reimbursing Purchaser on an FTE basis for such work), (iii) Xenova to guarantee Seller's obligations to Purchaser under the agreement, and (iv) Seller and Xenova to indemnify and hold harmless Purchaser from and against any claims, liabilities, damages, or suits arising out of or relating to Purchaser's performance of research and development thereunder, except to the extent arising out of Purchaser's gross negligence, recklessness or willful misconduct. Any delegation of duties and pass through of research support payments by Seller to Purchaser under the Lilly Contract shall be subject to Lilly's consent. In the event Lilly's consent thereto cannot be obtained despite the good faith efforts of the parties, then the parties shall delay the Closing until Seller completes its obligations to Lilly under the Lilly Contract, which shall in no event occur after September 30, 1999. Seller and Xenova shall use Best Efforts to obtain Lilly's consent to the foregoing agreement between Seller and Purchaser, and if despite using such efforts Lilly does not agree to such subcontracting arrangement, Seller and Xenova shall use their Best Efforts to wind down Seller's research and development obligations under the Lilly Contract as rapidly as practicable in accordance with Seller's obligations under the Lilly Contract. If Seller, Xenova and Purchaser enter into an agreement as described in this Section 1.5, Xenova shall retain all rights under the Lilly Contract, including those with respect to the receipt of milestone payments, research and development payments for activities performed by Xenova employees thereunder, and royalties, without any obligation to share such payments or rights with Purchaser.

          1.6 Assignment and Assumption Agreement and Consent between and among Purchaser, Seller; Refund of Deposits Under Subleases. At the Closing, Purchaser, Seller and Xenova shall enter into the Assignment and Assumption Agreement and Consent in substantially the form attached hereto as Exhibit C relating to the Build to Suit Lease with Britannia Pointe Grand Limited Partnership ("Britannia") dated May 27, 1997, as amended (the "Britannia Agreement"). Purchaser shall assume the Britannia Agreement subject to the Sublease Agreement between Seller, Britannia and Cytokinetics, Inc. dated May 1, 1998, as amended (the "Cytokinetics Sublease"). Additionally, at the closing, Seller shall transfer to Purchaser, or credit against amounts due by Purchaser to Seller pursuant to Section 1.9, the $104,500 security deposit paid by Cytokinetics, Inc. to Seller pursuant to Section 4(b) of the Cytokinetics Sublease, and in connection with the foregoing Assignment and Assumption Agreement and Consent and the Sublease Agreement between Seller, Purchaser and Britannia dated March 1, 1999, at the Closing Seller shall refund to Purchaser or credit against amounts due to Seller hereunder the $50,944 security deposit paid by Purchaser to Seller pursuant to Section 5 of such agreement.

          1.7 Liabilities to be Assumed. Upon the terms and subject to the conditions of this Agreement, as supplemented by the terms and conditions of the Assignment and Assumption Agreement and Consent to be entered into pursuant to
Section 1.6, on the Closing Date, Purchaser shall assume and agree to perform and discharge Seller's Liability arising on and after the Closing Date (i) with respect to the Purchased Assets and (ii) under and pursuant to the Assumed Contracts (together, the "Assumed Liabilities").

          1.8 Liabilities Not to be Assumed. Except as, and to the extent specifically set forth in Section 1.7 with respect to the Assumed Liabilities, Purchaser is not assuming any other Seller Liabilities (the "Excluded Liabilities") or Contracts of Seller and all such Excluded Liabilities and Contracts shall be and remain the responsibility of Seller.

          1.9 Cash Payments and Adjustments at Closing. At the Closing (as defined in Section 1.11), Purchaser will pay Seller (by check or wire transfer) an amount equal to the book value of the Equipment, the Inventory and Prepaid Expenses included in the Purchased

Assets as of the Closing Date, plus any amounts to be reimbursed or credited to Seller pursuant to Section 1.6 or this Section 1.9, less any amounts to be reimbursed or credited to Purchaser pursuant to Section 1.6. As of June 30, 1999, the parties have determined that the book value of the Equipment is $553,570, the book value of the Inventory is $70,000, and the book value of the Prepaid Expenses is $76,802. In determining amounts due to Seller pursuant to this Section 1.9, on and as of the Closing Date, the Purchaser and the Seller shall pro rate all payments made by Seller under the Assumed Contracts in advance of the Closing Date with respect to payments applicable to the month in which the Closing Date occurs. In addition, the deposit made by Seller under the Britannia Agreement shall be remitted to Seller, or in lieu of such remittance, the amount of such deposits shall be added to the Purchase Price and paid to the Seller by the Purchaser. On the Closing Date, or as soon as practicable thereafter, the Seller and Purchaser shall develop in good faith a statement of adjustments setting forth the various allocations described in this Section 1.9. Any party owing funds to the other party shall remit such amounts as soon as practicable, but in any event within 30 days after demand therefor.

          1.10 Further Action. If, at any time after the Closing, any further action shall be necessary on the part of any party hereto to effect the intentions of the parties as expressed in this Agreement, each such party shall take all such further action as may reasonably be necessary to effectuate such intentions.

          1.11 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3000 El Camino Real, Palo Alto, California on July 30, 1999 (or at such other place as Purchaser and Seller shall designate), at 9:00 a.m. (California time). In the event the Closing is delayed pursuant to Section 1.5, then the Closing shall occur within five (5) business days following (a) notice from Seller that it desires to proceed with the Closing or (b) completion of Seller's research and development obligations under the Lilly Contract; but in any case not later than September 30, 1999. For purposes of this Agreement, "Closing Date" shall mean to the time and date as of which the Closing actually takes place. Each party shall receive such other documents as it may reasonably request for the purpose of evidencing or effecting the transactions contemplated by this Agreement, each of which shall be in full force and effect.

2.   Representations and Warranties of Seller and Xenova

     Seller and Xenova jointly and severally represent and warrant as follows:

          2.1  Due Organization.

               (a) Seller is a limited liability company duly organized under the laws of the State of Delaware, and has all necessary power and authority:

                    (i) to conduct its business in the manner in which the Business is currently being conducted; and

                    (ii) to own and use its assets in the manner in which its assets are currently owned and used.

               (b) Neither Seller nor Xenova has ever approved, or commenced any proceeding or made any election contemplating, the winding up or cessation of Seller's business or affairs.

          2.2 Title to Assets. Except as set forth in Part 2.2 of the Disclosure Schedule, Seller owns, and has good, valid and marketable title to, all Purchased Assets (it being understood that title to all assets acquired under the Assumed Contracts which are "leased assets" thereunder shall be subject only to the terms of such Assumed Contracts. Except as set forth in Part
2.2 of the Disclosure Schedule, all of the Purchased Assets are owned by Seller free and clear of any Encumbrance.

          2.3  Contracts.

               (a) Part 1.1(b) of the Disclosure Schedule identifies the Assumed Contracts. Seller has made available to Purchaser an accurate and complete copy of the Assumed Contracts identified in Part 1.1(b) of the Disclosure Schedule, including all amendments thereto, and has disclosed to Purchaser the amounts owed thereunder.

               (b) The Assumed Contracts are valid and in full force and effect, and each is enforceable by the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               (c)  Except as set forth in Part 2.3(c) of the Disclosure
Schedule:

                    (i) Seller has not, and to the best of the Knowledge of Seller, no other Person has, violated or otherwise Breached, or declared or committed any default under, or termination of, any Assumed Contract;

                    (ii) To the best of the Knowledge of Seller and Xenova, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or other Breach of any of the provisions of the Assumed Contracts, (B) give any Person the right to declare a default or exercise any remedy under the Assumed Contracts, (C) give any Person the right to accelerate the maturity or performance of the Assumed Contracts or (D) give any Person the right to cancel, terminate or modify the Assumed Contracts;

                    (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any of the Assumed Contracts; and

                    (iv) Seller has not waived any of its rights under any of the Assumed Contracts.

               (d) The performance of the Assumed Contracts will not result in any violation of or failure to comply with any Legal Requirement.

          2.4  Proceedings; Orders.

               (a) Except as set forth in Part 2.4(a) of the Disclosure Schedule, there is no pending Proceeding, and to the best of the Knowledge of Seller and Xenova, no Person has threatened to commence any Proceeding:

                    (i) that involves Seller or that otherwise relates to or might affect the Purchased Assets, the Transactional Agreements or the ability of Seller or Xenova to perform the Transactions; or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 2.4(a) of the Disclosure Schedule, to the best of the Knowledge of Seller and Xenova, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which Seller has access that relate to the Proceedings identified in Part 2.4(a) of the Disclosure Schedule.

               (b) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject; and Xenova is not subject to any Order that relates to the Business or to any of the assets owned or used by Seller.

          2.5  Authority; Binding Nature of Agreements.

               (a) Seller has the right, power and authority to enter into and to perform its obligations under this Agreement.

               (b) The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and its members.

               (c) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.6 Non-Contravention; Consents. Except as set forth in Part 2.6 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of Seller's operating agreement or (ii) any resolution adopted by Seller's members;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the assets owned or used by Seller, is subject;

               (c) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provision of any Assumed Contract;

               (d) give any Person the right to (i) declare a default or exercise any remedy under any Seller Contract, (ii) accelerate the maturity or performance of any Seller Contract or (iii) cancel, terminate or modify any Assumed Contract; or

               (e) result in the imposition or creation of any Encumbrance upon or with respect to the Purchased Assets.

Except as set forth in Part 2.6 of the Disclosure Schedule, Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

          2.7 Brokers. Neither Seller nor Xenova has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

          2.8 Creditors. Part 2.8 of the Disclosure Schedule provides an accurate and complete list of all creditors of Seller to which Seller owes $5,000 or more (whether or not such amounts have accrued). Seller is not in default of any of its obligations to its creditors.

          2.9 Tax Returns and Payments. Seller has filed all Tax returns and reports as required by law. Seller has paid all Taxes and other assessments due and has made adequate provision for Taxes due or accrued as of the date hereof. Seller has not been advised of any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Seller has not been advised that any of its federal income tax returns or state income or franchise tax or sales or use tax returns have been audited by governmental authorities. Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

          2.10 Ability. Seller has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed or had filed against it any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of Seller's assets, (D) admitted in writing Seller's inability to pay Seller's debts as they become due,
(E) been convicted of, or pleaded guilty to, any felony or (F) taken or been the subject of any action that may have an adverse effect on Seller's ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

          2.11 Full Disclosure.

               (a) This Agreement does not (i) contain any representation, warranty or information of or with respect to Seller or Xenova that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to Seller or Xenova contained and to be contained herein and therein (in the light of circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

               (b) All of the information set forth in the Disclosure Schedule is accurate and complete in all respects.

          2.12 Environmental Waste. Seller is in compliance in all material respects with applicable Environmental Laws, including without limitation those relating to maintenance, use or disposal of hazardous materials. There is no Proceeding, notice of violation, or demand letter pending or threatened against the Seller relating in any way to the Environmental Laws.

          2.13 Discrimination Claims. There are no discrimination charges relating to sex, sexual harassment, age, race, national origin, mental or physical disability, or other protected category, pending, or to the best of Seller's knowledge, threatened against Seller, or involving Seller or its employees, before any federal, state, county or local court, agency, board, commission, authority or other subdivision thereof.

          2.14 Labor Relations. There is no unfair labor practice complaint, or any Proceeding under the National Labor Relations Board, pending against the Seller, or to the best of Seller's knowledge, threatened against the Seller. There is no labor strike or similar dispute pending or to the best of Seller's knowledge threatened against or involving Seller. Seller is not a party to or bound by any collective bargaining agreement with any employees of Seller, and no collective bargaining agreement is currently being negotiated by Seller with respect to its employees.

3.        Representations and Warranties of Xenova

     Xenova represents and warrants as follows:

          3.1 Authority of Xenova; Binding Nature of Agreements. Xenova has the right, power and capacity to enter into and to perform Xenova's obligations under each of the Transactional Agreements to which Xenova is or may become a party. This Agreement constitutes the legal, valid and binding obligation of Xenova, enforceable against Xenova in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtor, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which

Xenova becomes a party will constitute the legal, valid and binding obligation of Xenova, and will be enforceable against Xenova in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtor, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.2 Non-Contravention; Consents. Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Xenova is subject; or

               (b) contravene, conflict with or result in a violation or Breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which Xenova is a party or by which Xenova is bound.

          3.3  Ability.

               (a)  Xenova:

                    (i) has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against Xenova, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of Xenova's assets, (D) admitted in writing Xenova's inability to pay Xenova's debts as they become due,
(E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on Xenova's ability to comply with or perform any of Xenova's covenants or obligations under any of the Transactional Agreements; and

                    (ii) is not subject to any Order that may have an adverse effect on Xenova's ability to comply with or perform any of Xenova's covenants or obligations under any of the Transactional Agreements.

               (b) There is no Proceeding pending, and, to Xenova's Knowledge, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of Xenova to comply with or perform any of Xenova's covenants or obligations under any of the Transactional Agreements. To Xenova's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     4.  Representations and Warranties of Purchaser

     Purchaser represents and warrants as follows:

          4.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Authority; Binding Nature of Agreement.

               (a) Purchaser has the right, power and authority to enter into and perform its obligations under this Agreement.

               (b) The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser and its Board of Directors.

               (c) This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtor, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          4.3 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of (i) any of the provisions of Purchaser's Certificate of Incorporation or bylaws or (ii) any resolution adopted by Purchaser's stockholders or Purchaser's Board of Directors; or

              (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser or any of the assets owned or used by Purchaser is subject.

              (c) contravene, conflict with or result in a violation of, or give any third party the right to challenge any of the Transactions or to exercise any remedy under any material agreement of Purchaser.

              (d) Purchaser was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

              (e) Purchaser has the financial wherewithall to assume and perform the Assumed Liabilities.

     5.  Additional Covenants of the Parties

          5.1 Further Assurances.

              (a) If, at any time after Closing, any further action is determined by any party to this Agreement to be reasonably necessary or desirable to carry out the purposes of this Agreement, Purchaser, Seller and Xenova each agree to take such action.

              (b) To the extent that the Assumed Contracts (other than the MMC Agreement, the Comdisco Agreement and the Britannia Agreement, the assumption of which shall be a condition to Closing) for which assignment to Purchaser is provided pursuant to Section 1.1(a) are not assignable without the Consent of another Person, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Xenova, Seller and Purchaser agree to use commercially reasonable Best Efforts (without any requirement on the part of Purchaser to pay any money or agree to any change in the terms of such Contract) to obtain the Consent of such other Person to the assignment of such Assumed Contracts to Purchaser in all cases in which such Consent is or may be required for such assignment. If any such Consent shall not be obtained, Xenova and Seller agree to cooperate with Purchaser in any reasonable arrangement mutually satisfactory to all parties designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the Assumed Contracts, including enforcement at the cost of Seller and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If, and to the extent that, such arrangement cannot be made, Purchaser, upon notice to Seller, shall have no obligation pursuant to this Agreement with respect to such Assumed Contracts (other than the MMC Agreement, the Comdisco Agreement and the Britannia Agreement, the assumption of which shall be a condition to Closing) and such Assumed Contracts shall not be deemed to be a Purchased Asset. In such event, the parties shall negotiate in good faith an adjustment to the consideration paid by Purchaser for the Purchased Assets to reflect the Assumed Contracts not transferred to Purchaser and the fees, costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with the parties' efforts to assign the Assumed Contracts to Purchaser.

     6. Pre-Closing Covenants of the Seller.

          6.1 Access And Investigation. Xenova and the Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser and its Representatives with such reasonable access to the Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Purchased Assets and the Transactions as necessary to permit Purchaser to complete its reasonable due diligence obligations with respect thereto; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Purchased Assets and Assumed Liabilities as the Purchaser may reasonably request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its

Representatives with such additional financial, operating and other data and information relating to the Purchased Assets and Assumed Liabilities as the Purchaser may request in good faith.

          6.2 Operation Of Business. Xenova and the Seller shall ensure that, during the Pre-Closing Period:

              (a) the Seller conducts its operations relating to the Purchased Assets or otherwise to the Transactions exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

              (b) the Seller, to the extent related to the Purchased Assets and the Transactions, uses commercially reasonable Best Efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with all landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller and
(iv) promptly repair, restore or replace any Purchased Assets that are destroyed or damaged;

              (c) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Seller's assets, liabilities, and operations to the extent related to the Purchased Assets and the Transactions;

              (d) the Seller does not take any actions that may increase the amounts due by Seller under the MMC Agreement or the Comdisco Agreement;

              (e) the Seller does not effect or become a party to any Acquisition Transaction;

              (f) the Seller does not enter into or permit any of the Purchased Assets to become bound by any Contract (except the Lilly Contract or as expressly provided for in Section 1);

              (g) the Seller does not commence or settle any Proceeding relating to the Purchased Assets or the Transactions;

              (h) the Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business with respect to the Purchased Assets or the Transactions;

              (i) the Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by Xenova or the Seller in this Agreement;

              (j) Seller will not discourage Employees from accepting Purchaser's offer of employment or take any action that would interfere with the Employees' ability or willingness to accept Purchaser's offer of employment; and

              (k) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(d)" through "(j)" of this Section 6.2.

          6.3 Filings and Consents. Xenova and Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, Xenova and Seller shall each cooperate with the other and with each others' Representatives, and prepare and make available such documents and take such other actions as the others may request in good faith, in connection with any filing, notice or Consent that such party is required or elects to make, give or obtain.

          6.4 Compliance with Environmental Laws. Seller shall operate its Business during the Pre-Closing Period in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables provided in the Environmental Laws, including without limitation those relating to maintenance or disposal of hazardous materials and shall provide Purchaser with documentation regarding same. Without limitation, during the Pre-Closing Period, Seller shall dispose of all hazardous material waste that is located on the premises to be leased to Purchaser pursuant to the Britannia Agreement and the Assignment and Assumption and Consent Agreement to be entered into pursuant to
Section 1.6 in accordance with applicable Environmental Laws, at Seller's sole expense.

          6.5 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, Xenova and the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by Xenova or the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Xenova or the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Xenova or the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of Xenova or the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 6.5 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Xenova and the Seller shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 8 has been satisfied. In the event any such change in the Disclosure Schedule results in a material change in the Seller's ability to make the representations and warranties made herein, then Purchaser shall be entitled not to conduct the Closing in view of such update or may request that Xenova and Seller agree in writing to negotiate with Purchaser in good faith an appropriate modification to the Purchase Price to take into account any such supplemental information, which request shall not be unreasonably denied.

          6.6 No Negotiation. Xenova and the Seller shall ensure that, during the Pre-Closing Period, neither Xenova nor the Seller, nor any Representatives of Xenova or Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

          6.7 Best Efforts. During the Pre-Closing Period, Xenova and Seller shall use their commercially reasonable Best Efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

          6.8 Confidentiality. Except as provided in Section 11.6, Xenova and Seller shall ensure that, during the Pre-Closing Period, neither Seller nor Xenova, nor any of their Representatives, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature to any other Person regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that Xenova or Seller is required by law to make any such disclosure. Xenova or Seller shall provide to Purchaser a draft of any disclosure to be made pursuant to this Section 6.8 for review and comment by Purchaser at least one (1) business day in advance of the date upon which such release shall be made.

     7. Pre-Closing Covenants of the Purchaser.

          7.1 Best Efforts. During the Pre-Closing Period, the Purchaser shall use its commercially reasonable Best Efforts to cause the conditions set forth in Section 9 to be satisfied.

          7.2 Employment Offers. Purchaser shall extend offers of employment to the individuals listed on Exhibit A on the terms and conditions set forth in
Section 1.2 hereof, such employment to become effective as of the Closing.

          7.3 Interference With Seller's Business. Purchaser shall not take any action between signing and closing to interfere with Seller's conduct of its business in the ordinary course. Without limiting the foregoing, during the Pre-Closing Period Purchaser shall not extend offers of employment to any individuals listed on Exhibit A other than on the terms and conditions set forth in Section 1.2 hereof and only in connection with the occurrence of the Closing hereunder. Should such Closing not occur due to the material breach of this Agreement by Purchaser, then Purchaser shall withdraw any such employment offers and shall not further pursue the employment of any Seller employee except as consented in writing by Seller. Should such Closing not occur for any other reason (other than material breach by Seller or Xenova), then Purchaser shall not extend any employment offers to or take any other action to employ the individuals listed on Exhibit A then employed by Seller and involved in research and development under the Lilly Contract for employment by Purchaser to commence prior to the earlier to occur of (i) Seller's completion of its research and development obligations under the Lilly Contract, and (ii) September 30, 1999.


          7.4 Confidentiality. Except as provided in Section 11.6, Purchaser shall ensure that, during the Pre-Closing Period: neither it, nor any of its Representatives, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature to any other Person regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that Purchaser is required by law to make any such disclosure. Purchaser shall provide to the other parties a draft of any disclosure to be made pursuant to this Section 7.4 for review and comment by the other parties at least one (1) business day in advance of the date upon which such release shall be made.

          7.5 Filings and Consents. Purchaser shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, Purchaser shall cooperate with the other and with its Representatives, and prepare and make available such documents and take such other actions as the others may request in good faith, in connection with any filing, notice or Consent that Purchaser is required or elects to make, give or obtain.

     8. Conditions Precedent to the Purchaser's Obligation to Close.

     The Purchaser's obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

          8.1 Accuracy Of Representations. All of the representations and warranties made by Xenova and the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule.

          8.2 Performance Of Obligations.

              (a) The Assignment and Assumption Agreement and Consent described in Section 1.6 relating to the Britannia Agreement shall have been executed by each of the parties thereto and delivered to the Purchaser.

              (b) Assignment and Assumption Agreements with respect to the MMC/GATX Loan and Security Agreement and the Comdisco Master Lease Agreement, each as described in Section 1.1(a), shall have been executed by the Purchaser and the respective lenders.

              (c) All of the covenants and obligations that Xenova and the Seller are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

          8.3 Consents. Each of the Consents identified in Part 8.3 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

          8.4 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller relating to the Purchased Assets or the Transactions since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such material adverse change.

          8.5 Additional Documents. Purchaser shall have received the following documents:

              (a) an opinion letter from Wilson, Sonsini, Goodrich & Rosati, counsel to the Seller, dated the Closing Date, in the form of Exhibit D, and an opinion letter from Xenova's counsel, dated the Closing Date, in the form of Exhibit E; and

              (b) such other documents as the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Xenova or the Seller, (ii) evidencing the compliance by Xenova or the Seller with, or the performance by Xenova or the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Article 8 or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

          8.6 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

          8.7 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

     9. Conditions Precedent to the Seller's Obligation to Close.

     The Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by the Seller and Xenova at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Xenova's Representative, in whole or in part, in writing):

          9.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

          9.2 Purchaser's Performance.

              (a) The Purchaser shall have executed and delivered (i) the assignment and Assumption Agreement and Consent described in Section 1.6; (ii) the Assignment and Assumption Agreement with Comdisco; (iii) the Assignment and Assumption Agreement with MMC/GATX; and (iv) the employment offer letters on the terms and conditions set forth in Section 1.2 to the Employees; and shall have made the payment and assume the obligations contemplated by Section 1.9.

              (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.


     10. Indemnification, Etc.

          10.1 Survival of Representations and Covenants.

              (a) The representations and warranties made by Seller and Xenova in this Agreement (including without limitation the representations and warranties set forth in Sections 2 and 3), shall survive the Closing and shall expire either one (1) year after the Closing Date, for the representations in Sections 2 and 3 other than those contained in Sections 2.9 and 2.12 through 2.14, or three (3) years after the Closing Date for the representations contained in Sections 2.9 and 2.12 through 2.14 (the "Expiration Date"); provided, however, that if, at any time prior to the Expiration Date for a specific representation, any Indemnitee (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or other Breach of any of such representation and warranty and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or other Breach, then the claim asserted in such notice shall survive the Expiration Date for such representation until such time as such claim is fully and finally resolved. All representations and warranties made by Purchaser shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease.

              (b) The representations, warranties, covenants and obligations of Seller and Xenova, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

              (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller and Xenova in this Agreement.

          10.2 Indemnification by Xenova.

              (a) Subject to Section 10.3, from and after the Closing Date, Xenova shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (i) any material inaccuracy in or other Breach of any representation or warranty made by Seller or Xenova in this Agreement;

                 (ii) any material inaccuracy in or Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or any supplement to the Disclosure Schedule;

                (iii) the failure of any conveyance instrument or document delivered by Seller or Xenova in connection with the Closing of the Transactions to effect its intended conveyance;

                 (iv) Seller's use of the Purchased Assets;

                  (v) Purchaser's performance of research under the Lilly Contract pursuant to any agreement that may be entered into between Seller, Xenova and Purchaser relating to the delegation of duties and payment of research funding to Purchaser (other than arising out of Purchaser's negligence, recklessness or willful misconduct), as described in Section 1.5;

                 (vi) Seller's employment of the Employees prior to the Closing Date, and Seller's employment of employees other than Employees who become employed by Purchaser on the Closing Date;

                (vii) Seller's Breach of its obligations under Section 6.4;

               (viii) any Seller Liabilities other than those which are Assumed Liabilities or which arise out of Purchased Assets or Assumed Contracts after the Closing which arise out of or directly relate to events occurring prior to the Closing Date; or

                 (ix) any Proceeding relating to any Breach, alleged Breach, Liability or event described in clauses (i) to (viii) above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2).

              (b) Nonexclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 10.2 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 10.2 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

          10.3 Indemnification Procedures; Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Purchaser, against any other Indemnitee or against any other Person) with respect to which Xenova may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to Section 10.2, Purchaser shall have the right, at its election, to designate Xenova to assume the defense of such claim or Proceeding at the sole expense of Xenova. If Purchaser so elects to designate Xenova to assume the defense of any such claim or Proceeding:

              (a) Xenova shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Purchaser;

              (b) Purchaser shall make available to Xenova any non-privileged documents and materials in the possession of Purchaser that may be necessary to the defense of such claim or Proceeding;

              (c) Xenova shall keep Purchaser informed of all material developments and events relating to such claim or Proceeding;

              (d) Purchaser shall have the right to participate in the defense of such claim or Proceeding at Purchaser's expense;

              (e) Xenova shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; and

              (f) Purchaser may at any time (notwithstanding the prior designation of Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

     If Purchaser does not elect to designate Xenova to assume the defense of any such claim or Proceeding (or if, after initially designating Xenova to assume such defense, Purchaser elects to assume such defense), Purchaser may proceed with the defense of such claim or Proceeding on its own. If Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

                  (i) all reasonable expenses relating to the defense of such claim or Proceeding (whether or not incurred by Purchaser) shall be borne and paid exclusively by Xenova;

                 (ii) Xenova shall make available to Purchaser any documents and materials in the possession or control of Xenova that may be necessary to the defense of such claim or Proceeding; and

                (iii) Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of Xenova; provided, however, that Xenova shall not unreasonably withhold such consent.

          10.4 Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

          10.5 Indemnification by Purchaser.

              (a) Subject to Section 10.6, from and after the Closing Date, Purchaser shall hold harmless and indemnify each of the Xenova and Seller Indemnitees from and against, and shall compensate and reimburse each of the Xenova and Seller Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of Xenova and Seller Indemnitees or to which any of Xenova and Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (i) any material inaccuracy in or other Breach of any representation or warranty made by Purchaser in this Agreement;

                 (ii) Purchaser's use of the Purchased Assets and employment of the individuals set forth on Exhibit A after the Closing Date;

                (iii) any Assumed Liabilities; or

                 (iv) any Proceeding relating to any Breach, alleged Breach, Liability or event described in clauses (i) to (iii) above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2).

Purchaser's obligations to indemnify and hold Seller and Xenova harmless from Liabilities arising from the Britannia Agreement are set forth in the Assignment and Assumption Agreement and Consent to be executed by the Parties and Britannia pursuant to Section 1.6.

          (b) Nonexclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 10.5 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 10.5 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

          10.6 Indemnification Procedures; Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Xenova and Seller, against any other Indemnitee or against any other Person) with respect to which Purchaser may become obligated to indemnify, hold harmless, compensate or reimburse any Xenova or Seller Indemnitee pursuant to Section 10.6, Purchaser shall have the right, at its election, to assume the defense of such claim or Proceeding at the sole expense of Purchaser. If Purchaser so elects to assume the defense of any such claim or Proceeding:

              (a) Purchaser shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Xenova and Seller;

              (b) Xenova and Seller shall make available to Purchaser a any non-privileged documents and materials in the possession of Xenova and Seller that may be necessary to the defense of such claim or Proceeding;

              (c) Purchaser shall keep Xenova and Seller informed of all material developments and events relating to such claim or Proceeding;

              (d) Xenova and Seller shall have the right to participate in the defense of such claim or Proceeding at their own expense; and

              (e) Purchaser shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Xenova and Seller, which consent shall not be unreasonably withheld.

     If Purchaser does not elect to assume the defense of any such claim or Proceeding, Xenova and Seller may proceed with the defense of such claim or Proceeding on their own. If Xenova and Seller so proceeds with the defense of any such claim or Proceeding on their own:

                  (i) all reasonable expenses relating to the defense of such claim or Proceeding (whether or not incurred by Xenova and Seller) shall be borne and paid exclusively by Purchaser;

                 (ii) Purchaser shall make available to Xenova and Seller any documents and materials in the possession or control of Purchaser that may be necessary to the defense of such claim or Proceeding; and

                (iii) Xenova and Seller shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of Purchaser; provided, however, that Purchaser shall not unreasonably withhold such consent.

     11.  Miscellaneous Provisions

          11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

          11.2 Payment of all Federal and State Taxes due on Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from the sale of the Purchased Assets pursuant to this Agreement. Seller shall not make a distribution of any of the proceeds of the sale to its members until Seller shall have determined its tax liability resulting from the sale and shall have either paid or provided adequate reserve for payment of such Tax. Notwithstanding, Purchaser shall within thirty (30) days after receiving and invoice therefor from Seller reimburse to Seller one-half (1/2) of sales taxes due on the sale of Purchased Assets pursuant to this Agreement.

          11.3 Fees and Expenses. Subject to Section 6, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of:

                 (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

                 (b) the consummation and performance of the Transactions.

          11.4 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

          if to Seller:

               MetaXen LLC
               280 East Grand Avenue
               South San Francisco, CA  94080
               Attention:  Michael Ross, Ph.D.
               Facsimile:  (650) 553-8101

          with a copy to:
          ---------------

               Wilson, Sonsini, Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94306
               Attention:  Michael J. O'Donnell, Esq.
               Facsimile:  (650) 493-6811

          if to Purchaser:

               Exelixis Pharmaceuticals, Inc.
               260 Littlefield Avenue
               South San Francisco, CA  94080
               Attention:  George Scangos
               Facsimile:  (650) 825-2205

          with a copy to:
          --------------

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA  94306
               Attention: Deborah A Marshall, Esq.
               Facsimile:  (650) 857-0663

          if to Xenova:

               Xenova Group plc
               240 Bath Road
               Slough
               Berkshire SL1 4EF
               England
               Attention:  Daniel Abrams
               Facsimile: 44 1753 706638
          with a copy to:
          --------------

               Brobeck, Phleger and Harrison, LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA 94303
               Attention:  Stephan Dolezalek, Esq.
               Facsimile:  (650) 496-2885

          11.6   Publicity.

                 (a) Purchaser acknowledges that Xenova intends to issue a press release relating to the Transactions promptly after the Effective Date to comply with its reporting obligations as a publicly held company, and Xenova agrees that Purchaser may also issue a press release relating to the Transactions concurrently with or promptly following any such press release by Xenova. Any such press release may describe the general nature of the Transactions but shall not specify in detail the terms of this Agreement. Additionally, Purchaser may release publicly a statement regarding its actual or intended acquisition of the Purchased Assets and its employment of the Employees in connection with any statements Purchaser publicly discloses relating to corporate partnerships involving combinatorial chemistry technology.

                 (b) On and at all times after the Closing Date, except as otherwise provided in this Section 11.6, no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of Xenova and Seller or any of Seller's members, and Xenova and Seller shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and Seller and Xenova shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in Seller's or Xenova's possession that relates directly or indirectly to the Transactions, Purchaser or any affiliate of Purchaser.

                 (c) Xenova and Purchaser shall provide to each other a draft of any press release permitted to be made pursuant to this Section 11.6 for review and comment by the other party at least one (1) business day in advance of the date upon which such release shall be made.

          11.7   Time of the Essence.  Time is of the essence of this Agreement.

          11.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          11.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          11.10     Governing Law; Dispute Resolution.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Mateo, California. Each party to this Agreement:

               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Mateo, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

               (ii) agrees that each state and federal court located in the County of San Mateo, California shall be deemed to be a convenient forum; and

               (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Mateo, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c) Xenova and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against Xenova and the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

          (d) Xenova irrevocably constitutes and appoints Brobeck, Phleger & Harrison, LLP (attn: J. Stephan Dolezalek) as ("Xenova's Representative") as its agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

          11.11 Successors and Assigns; Assignment. This Agreement shall be binding upon: Seller and Purchaser and their respective successors and permitted assigns (if any) and Xenova and their respective personal representatives, executors, administrators, estates, heirs, successors and permitted assigns (if any). This Agreement shall inure to the benefit of: Seller; Xenova and their respective personal representatives, executors, administrators, estates and heirs;

Purchaser; the other Indemnitees and the respective successors and permitted assigns (if any) of the foregoing. Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section
10), in whole or in part, to any other Person.

          11.12   Waiver.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Agent.

          11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          11.15 Parties in Interest. Except for the provisions of Section 10 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

          11.16 Entire Agreement. The Transactional Agreements (including all schedules and exhibits attached thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

          11.17   Construction.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of July 11, 1999.

"Purchaser":                  Exelixis Pharmaceuticals, Inc.


                              By: /s/ George Scangos
                                 ________________________________________
                                    Name:  George Scangos
                                    Title: Chief Executive Officer

"Seller":                     MetaXen LLC


                              By: /s/ David Oxlade
                                 ________________________________________
                                    Name:  David Oxlade
                                    Title: Interim President

"Xenova":                     Xenova Group plc


                                      /s/ Daniel Abrams
                                    -------------------------------
                                    Name: Daniel Abrams
                                    Title:  Chief Financial Officer

                                   Exhibit A

                                   Employees


Aftab, Dana
Brown, S. David
Brzezinski, Linda
Buckley, Douglas
Canne, Lynne
Chan, Jocelyn
Epshteyn, Sergey
Ewing, Todd
Galan, Adam
Graham, Hugh
Hammonds, R. Glenn
Hanel, Art
Kearney, Patrick
Leahy, James
Matthews, David
Phife, David
Prisbylla, Michael
Ricafort, Lourdes
Sage, Carleton
Singh, Rahul
Stout, Thomas
Tesfai, Zerom
Trainor, Michael
Wu, Pengguang

                                   Exhibit B

                              CERTAIN DEFINITIONS

          For purposes of the Agreement (including this Exhibit B):

     Affiliate.  "Affiliate" shall mean and include:

                    (a)  any member of Seller;

                    (b) any record or beneficial holder of outstanding securities of Xenova or Seller;

                    (c) any sibling, uncle, aunt, niece or nephew of any Person described in clause (a) or (b);

                    (d) any ancestor or lineal descendant of any person described in clauses (a), (b) or (c);

                    (e) any current or former spouse of any person described in clauses, (a), (b), (c) or (d) or any person who is a member of the same household of the person described in clauses (a), (b), (c) or (d) or who has resided with such person for more than 10 days in any calendar year;

                    (f) any ancestor or lineal descendant of any person described in clauses (a), (b), (c), (d) or (e); or

                    (g) any Person in which any of the foregoing have a direct or indirect interest.

     Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit B is attached (including without limitation the Disclosure Schedule and any other exhibits, schedules or attachments thereto), as it may be amended from time to time.

     Assumed Contract.  "Assumed Contract" shall have the meaning set forth in
Section 1.1(b) to the Agreement.

     Assumed Liability.  "Assumed Liability" shall have the meaning set forth in
Section 1.7 to the Agreement.

     Best Efforts. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

     Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or Breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, Breach, failure, claim or circumstance.

     Business. "Business" shall have the meaning specified in Section A of the Recitals to the Agreement.

     Claims. "Claims" shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a member in such member's capacity as a member or employee of Seller or in any other capacity; and (iii) any claim, right or claim of action based upon any breach of any express, implied, oral or written contract or agreement.

     Closing. "Closing" shall have the meaning specified in Section 1.11 of the Agreement.

     Closing Date.  "Closing Date" shall have the meaning specified in Section
1.11 of the Agreement.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, sales order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller and Xenova, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Laws. "Environmental Laws" means all applicable federal, state and local laws relating to pollution, storage, releases or threatened releases of pollutants, contaminants, radioactive substances, chemicals or industrial, toxic, hazardous or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts.

     Expiration Date.  "Expiration Date" shall have the meaning set forth in
Section 10.1(a) to the Agreement.

     Governmental Authorization.  "Governmental Authorization" shall mean any:

             (h) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

             (i) right under any Contract with any Governmental Body.

     Governmental Body.  "Governmental Body" shall mean any:

             (j) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

             (k) federal, state, local, municipal, foreign or other government;

             (l) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

             (m) multi-national organization or body; or

             (n) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Indemnitees.  "Indemnitees" shall mean the following Persons:

             (o) Purchaser;

             (p) Purchaser's current and future affiliates;

             (q) The respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and

             (r) The respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

             (s) Such individual is actually aware of such fact or other matter; or

             (t) A prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

An Entity shall be deemed to have "Knowledge" of a particular fact or other matter if any officer, employee or other Representative of such Entity has Knowledge of such fact or other matter.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Order.  "Order" shall mean any:

             (u) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the

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

authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

             (v) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of an Entity shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

             (w) such action is recurring in nature, is consistent with an Entity's past practices and is taken in the ordinary course of such Entity's normal day-to-day operations;

             (x) such action is taken in accordance with sound and prudent business practices; and

             (y) such action is not required by applicable law or governing documents to be authorized by an Entity's stockholders, members, board of directors or similar body, or committee of such Entity's board of directors or similar body and does not require any other separate or special authorization of any nature.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. shall mean the period from the date of the Agreement through the Closing Date.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any (a) patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Purchased Asset.  "Purchased Asset" shall have the meaning set forth in
Section 1.1 to the Agreement.

     Purchaser. "Purchaser" shall have the meaning set forth in the introductory paragraph to the Agreement.

     Representatives. "Representatives" shall mean officers, directors, employees, agents,

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

attorneys, accountants, advisors and representatives. Xenova and all other Related Parties shall be deemed to be "Representatives" of Seller.

     Seller. "Seller" shall have the meaning specified in the introductory paragraph of the Agreement.

     Seller Contract.  "Seller Contract" shall mean any Contract:

             (z)     to which Seller is a party;

             (aa) by which Seller or any of its assets are or may become bound or under which Seller has, or may become subject to, any obligation; or

             (bb) under which Seller has or is likely to acquire any right or interest.

     Xenova. "Xenova" shall have the meaning specified in the introductory paragraph of the Agreement.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Transactional Agreements. "Transactional Agreements" shall mean the Agreement and all other documents or agreements contemplated by Section 1.

     Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements and (b) all of the transactions contemplated by the respective Transactional Agreements.

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